Exhibit 99.1

KROGER REPORTS NET EARNINGS OF $0.25 PER DILUTED SHARE

FOR SECOND QUARTER OF 2003, INCLUDING EXPENSES OF $0.06 PER

SHARE FOR DYNEGY SETTLEMENT AND POWER BLACKOUT

Identical Food-Store Sales, Including Fuel, Positive in Third Quarter To Date

CINCINNATI, OH, September 16, 2003 — The Kroger Co. (NYSE: KR) today reported net earnings of $190.4 million, or $0.25 per diluted share, for the second quarter ended August 16, 2003. These results include a previously announced after-tax charge of $0.05 per diluted share to resolve disputes related to energy supply arrangements with Dynegy Inc. The results also include expense of $0.01 per diluted share, after tax, from the power blackout in parts of Ohio and Michigan last month. Additional detail on these and other items is provided in Table 2.

Net earnings in the year-ago period were $264.0 million, or $0.33 per diluted share. Those results include an after-tax charge of $10.1 million, or $0.01 per diluted share, from the items shown in Table 2.

Total sales for the second quarter of fiscal 2003 increased 3.6% to $12.4 billion. Total food-store sales rose 3.3%. Identical food-store sales, including fuel, declined 0.1%. Identical food-store sales, excluding fuel, decreased 0.9%. Comparable food-store sales, which include relocations and expansions, increased 0.5% for the quarter. Comparable food-store sales, excluding fuel, declined 0.4%. Kroger estimates that product cost inflation, including fuel, was 0.5% and, excluding fuel, was 0.2%.

“We were encouraged by our sales performance in the second quarter, especially in the light of intense competition, continued economic uncertainty and the strength of our identical food-store sales in the year-ago period,” said David

B. Dillon, Kroger chief executive officer. “In addition, Kroger’s associates did a great job of managing costs in the second quarter in the face of challenging health care, pension and energy costs.”

Also in the second quarter:

•	FIFO gross profit margin was 26.39%, a decrease of 34 basis points from 26.73% in 2002. Excluding fuel at the Company’s convenience stores and supermarkets in both years, FIFO gross profit margin for 2003 decreased 6 basis points.

•	Operating, general and administrative costs increased 77 basis points to 19.35%. Adjusting for the OG&A items shown in Table 2 in both years, the rate increased 23 basis points. Excluding those items and fuel in both years, OG&A increased 46 basis points. Higher health care, pension and energy costs accounted for 28 of this 46 basis point increase.

•	Net operating working capital totaled $137.4 million, an improvement of $36.2 million from a year ago (Table 6). The Company expects to reduce net operating working capital by $100 million this year.

•	Net total debt was $8.0 billion, a decrease of $208.3 million as compared to the second quarter of 2002 (Table 7). Mr. Dillon said the Company continues to make strong progress in deleveraging its balance sheet, as evidenced by Standard & Poor’s upgrading of Kroger’s long-term debt to a “BBB” rating in July. Kroger plans to use one-third of its cash flow to reduce debt and two-thirds to repurchase stock, pay a cash dividend or a combination of both.

•	Kroger repurchased 6.5 million shares of common stock at an average price of $16.65 per share, for a total investment of $108.4 million. Since January 2000, Kroger has invested $2.3 billion to repurchase 117.8 million shares. At the end of the second quarter, Kroger had $222 million remaining under the $500 million repurchase program authorized in the fourth quarter of 2002. At current prices, Kroger continues to repurchase shares.

Over the past four quarters, Kroger’s cash flow has enabled the Company to repurchase $532 million in stock, reduce net total debt by $208 million, and invest $2.0 billion in capital projects, including the buyout of a synthetic lease.

During the second quarter of 2003, Kroger opened, expanded, relocated or acquired 36 food stores. Total food store square footage increased 3.9% over the prior year, including acquisitions. Capital expenditures for the quarter totaled $449 million. Kroger now expects capital investment for the full year to be $1.9 billion, excluding acquisitions and the buyout of a synthetic lease.

For the first two quarters of fiscal 2003, sales increased 3.7% to $28.6 billion. Net earnings were $541.9 million, or $0.71 per diluted share. These results include after-tax expense of $37.9 million, or $0.05 per diluted share, from items detailed in Table 2. For the first half of fiscal 2002, net earnings were $569.3 million, or $0.71 per diluted share. These results include after-tax expense of $91.1 million, or $0.11 per diluted share, from items detailed in Table 2.

Kroger’s previous earnings per share guidance for fiscal 2003 was $1.55 to $1.63. This estimate did not include annual net expense of $0.04 per diluted share for the Dynegy settlement and expense of $0.01 per share from the blackout. Including these expenses, the earnings per share range is $1.50 to $1.58.

The Company now believes that earnings per share for 2003 are more likely to be near the low end of this range, and could be as much as $0.05 below the range. This possibility arises from an increase in the Company’s expected LIFO charge of $0.02 per share, an increasingly competitive environment that may require an additional investment of gross profit rate, and a tough economy.

Mr. Dillon said this cautious outlook may prove to be too conservative because:

•	Identical food-store sales, including fuel, are positive for the third quarter to date;

•	The Company continues to expect identical food-store sales, including fuel, to be positive for the year;

•	The effect of product cost inflation in several core categories; and

•	Some economic indicators are showing signs of a recovery.

“We remain committed to achieving earnings per diluted share of $1.50 or better, but the current environment remains very challenging,” Mr. Dillon said. “The Strategic Growth Plan is the right approach to grow our market share by reducing the price gap with discount operators and widening our price advantage over traditional competitors in many markets. We have achieved $458 million in cost savings through the end of the second quarter. We expect to exceed our original goal of $500 million in savings by the end of 2003.”

Kroger today will file a Form 8-K with the Securities and Exchange Commission that includes updated guidance for 2003.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the second quarter of fiscal 2003, the Company operated (either directly or through its subsidiaries) 2,519 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly, through its subsidiaries or franchise agreements) 794 convenience stores, 444 fine jewelry stores, 412 supermarket fuel centers and 41 food processing plants. The Company contributed $106 million last year to local communities and non-profit organizations. For more information about Kroger, please visit our web site at www.kroger.com

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things: targeted earnings per share; net operating working capital reduction; uses of cash flow; improvement in competitive price position; cost savings; identical food-store sales; and our Strategic Growth Plan;

and are indicated by the words or phrases such as “committed,” “plans,” “expects,” “estimate,” “will” and “goal.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve earnings per share targets will be affected primarily by: pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including inflationary trends in certain commodities; the success of our Strategic Growth Plan announced in December 2001; the extent to which we are able to adjust retail prices to cover a portion of our product cost increases and cost increases for health care, pension and energy; sales performance; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A; and the success of our capital investments. In addition to the factors identified above, our identical food-store sales could be affected by increases in Kroger private-label sales as well as the impact of “sister stores.” Our efforts to meet our net operating working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to achieve sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. The results of our Strategic Growth Plan and our ability to generate cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations, or if any of our underlying strategies, including those to reduce shrink and OG&A and to increase productivity, are not achieved. In addition, the timing of the execution of the Plan could adversely impact our EPS and sales results. The cost associated with implementation of our Strategic Growth Plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and any inability on our part to implement the Strategic Growth Plan when expected. Labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could affect our ability to achieve the goals outlined above. The proportion of cash flow used to reduce debt, repurchase stock, or pay a cash dividend, may be affected by the market price of Kroger common stock and the amount of outstanding debt available for pre-payment or repurchase. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or if our logistics and technology projects are not completed on budget or in the time frame expected. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EDT) on September 16, 2003 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on September 16, 2003 through September 26, 2003.

# # #

Media Contact:         Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:      Kathy Kelly, The Kroger Co. (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	SECOND QUARTER				YEAR TO DATE
	2003		2002		2003		2002
SALES	$12,351.2	100.00%	$11,926.5	100.00%	$28,616.6	100.00%	$27,593.8	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING, AND TRANSPORTATION (a)	9,101.7	73.69	8,738.3	73.27	21,031.6	73.49	20,267.5	73.45

GROSS PROFIT	3,249.5	26.31	3,188.2	26.73	7,585.0	26.51	7,326.3	26.55

OTHER EXPENSES:
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,389.5	19.35	2,215.9	18.58	5,419.6	18.94	5,103.8	18.50
RENT	148.2	1.20	150.4	1.26	346.2	1.21	354.1	1.28
DEPRECIATION	268.9	2.18	246.9	2.07	623.8	2.18	570.3	2.07
INTEREST EXPENSE INCL. CAPITAL LEASES (a)	138.3	1.12	151.7	1.27	328.4	1.15	344.7	1.25
RESTRUCTURING CHARGES (a)	—	0.00	1.5	0.01	—	0.00	14.4	0.05
MERGER-RELATED COSTS (a)	—	0.00	(0.7)	-0.01	—	0.00	1.8	0.01

TOTAL OTHER EXPENSES	2,944.9	23.84	2,765.7	23.19	6,718.0	23.48	6,389.1	23.15

EARNINGS FROM OPERATIONS BEFORE TAX EXPENSE	304.6	2.47	422.5	3.54	867.0	3.03	937.2	3.40
TAX EXPENSE	114.2	0.92	158.5	1.33	325.1	1.14	351.4	1.27

EARNINGS FROM OPERATIONS	190.4	1.54	264.0	2.21	541.9	1.89	585.8	2.12

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	—	0.00	—	0.00	—	0.00	(16.5)	-0.06

NET EARNINGS	$190.4	1.54%	$264.0	2.21%	$541.9	1.89%	$569.3	2.06%

LIFO CHARGE	$10.0	0.08%	$—	0.00%	$22.0	0.08%	$12.0	0.04%
GROSS PROFIT EXCLUDING LIFO CHARGE	$3,259.5	26.39%	$3,188.2	26.73%	$7,607.0	26.58%	$7,338.3	26.59%

EARNINGS PER BASIC COMMON SHARE:
FROM OPERATIONS	$0.25		$0.34		$0.72		$0.74
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS PER COMMON SHARE	$0.25		$0.34		$0.72		$0.72

SHARES USED IN BASIC CALCULATION	746.8		786.4		751.0		790.2
EARNINGS PER DILUTED COMMON SHARE:
FROM OPERATIONS	$0.25		$0.33		$0.71		$0.73
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS PER DILUTED COMMON SHARE	$0.25		$0.33		$0.71		$0.71

SHARES USED IN DILUTED CALCULATION	755.8		799.7		758.5		805.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum accurately due to rounding.

(a)	Refer to Table 2 for a description of items that affected Kroger’s financial results during the periods presented.

Table 2. OTHER INCOME AND EXPENSE ITEMS

(in millions, except per share amounts)

The following table summarizes items that affected Kroger’s financial results during the periods presented. The items include restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Earnings (Table 1). The items also include other charges and credits that were recorded as components of merchandise costs, operating, general and administrative expense (OG&A) and interest expense.

	SECOND QUARTER		YEAR TO DATE
	2003	2002	2003	2002
OTHER EXPENSE ITEMS IN MERCHANDISE COSTS:
ITEM-COST CONVERSION (a)	$—	$—	$—	$90.7

OTHER INCOME AND EXPENSE ITEMS IN OG&A:
STORE CLOSING LIABILITIES (b)	—	—	(10.0)	—
UTILITY CONTRACTS - MARK-TO-MARKET (c)	0.7	1.0	4.1	(6.3)
UTILITY CONTRACTS - DYNEGY SETTLEMENT (d)	62.6	—	62.6	—
CONTRIBUTION (e)	(5.5)	—	(5.5)	—
POWER OUTAGE (f)	9.4	—	9.4	—

OTHER EXPENSE ITEMS IN INTEREST (g)	—	14.4	—	18.7

RESTRUCTURING CHARGES (h)	—	1.5	—	14.4

MERGER-RELATED COSTS (i)	—	(0.7)	—	1.8

TOTAL PRE-TAX ITEMS	67.2	16.2	60.6	119.3

INCOME-TAX BENEFIT	(25.2)	(6.1)	(22.7)	(44.7)

AFTER-TAX EFFECT	42.0	10.1	37.9	74.6

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX (j)	—	—	—	16.5

TOTAL AFTER-TAX EXPENSE	$42.0	$10.1	$37.9	$91.1

SHARES USED IN DILUTED CALCULATION	755.8	799.7	758.5	805.1

APPROXIMATE DILUTED PER SHARE EFFECT	$0.06	$0.01	$0.05	$0.11

(a)	During the fourth quarter of 2002, the former Fred Meyer divisions changed their application of the LIFO method of accounting from the retail method to the item-cost method. The effect of this change on the February 3, 2002 inventory valuation was included in revised results for the first quarter of 2002.
(b)	Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger anticipated closing following the Fred Meyer merger.
(c)	Expense (credit) related to the mark-to-market of excess energy purchase commitments.
(d)	Expense to resolve disputes related to energy supply arrangements with Dynegy, Inc.
(e)	Adjustment of liabilities related to a charitable contribution required as a result of the Fred Meyer merger.
(f)	Expenses related to the August, 2003 power outage in Michigan and Ohio.
(g)	SFAS No. 145 was adopted in the first quarter of 2003. As a result, losses related to the early retirement of debt, which were recorded as extraordinary items in 2002, have been reclassified as interest expense in the respective periods.
(h)	The restructuring charges primarily included expenses related to the implementation of Kroger’s Strategic Growth Plan.
(i)	Merger-related charges and credits resulted from issuing and revaluing restricted stock related to merger synergies.
(j)	Adoption of SFAS No. 142 in the first quarter of 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

Table 3.

THE KROGER CO.

CONSOLIDATED BALANCE SHEET

(in millions)

	August 16, 2003	August 17, 2002
ASSETS
Current Assets
Cash	$406.2	$166.6
Receivables	581.2	604.1
Inventories	4,022.3	3,985.7
Prepaid and other current assets	276.7	299.7

Total current assets	5,286.4	5,056.1

Property, plant and equipment, net	10,961.0	10,226.0
Goodwill, net	3,574.3	3,565.5
Fair value interest rate hedges (a)	—	65.5
Other assets	301.9	294.1

Total Assets	$20,123.6	$19,207.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt including capital leases	$71.5	$436.9
Accounts payable	3,056.0	3,278.8
Accrued salaries and wages	577.5	524.6
Other current liabilities	1,762.6	1,538.2

Total current liabilities	5,467.6	5,778.5

Long-term debt including capital leases
Face value long-term debt including capital leases	8,004.5	7,847.7
Adjustment to reflect fair value interest rate hedges (a)	93.9	65.5

Long-term debt including capital leases	8,098.4	7,913.2

Fair value interest rate hedges (a)	11.2	—
Other long-term liabilities	2,358.0	1,843.5

Stockholders’ equity	4,188.4	3,672.0

Total liabilities and stockholders’ equity	$20,123.6	$19,207.2

Total common shares outstanding at end of period	744.0	776.1
Total diluted shares year to date	758.5	805.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Balance sheet adjustments to reflect fair value interest rate hedges of fixed rate debt, pursuant to SFAS No. 133.

Table 4.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$541.9	$569.3
Adjustment to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax (a)	—	16.5
Depreciation	623.8	570.3
LIFO charge	22.0	12.0
Merger-related costs (a)	—	1.8
Item-cost conversion (a)	—	90.7
Deferred income taxes	104.9	66.0
Other	24.8	35.0
Changes in operating assets and liabilities net of effects of acquisitions:	492.0	799.8

Net cash provided by operating activities	1,809.4	2,161.4

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, excluding acquisitions	$(1,083.2)	$(1,028.4)
Payments for acquisitions, net of cash acquired	(43.2)	(109.4)
Other	23.4	55.8

Net cash used by investing activities	(1,103.0)	(1,082.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	$—	$853.1
Reductions in long-term debt	(388.0)	(1,422.2)
Proceeds from issuance of capital stock	14.8	28.4
Treasury stock purchases	(239.3)	(453.2)
Proceeds from interest rate swap terminations	113.9	—
Increase (decrease) in book overdrafts	29.9	(54.7)
Other	(2.7)	(24.8)

Net cash used by financing activities	(471.4)	(1,073.4)

NET INCREASE IN CASH	$235.0	$6.0

CASH AT BEGINNING OF YEAR	171.2	160.6

CASH AT END OF YEAR	$406.2	$166.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Refer to Table 2 for a description of items that affected Kroger’s financial results during the periods presented.

Table 5. Supplemental Food Store Sales Information

IDENTICAL FOOD STORE SALES

	SECOND QUARTER		KROGER’S ESTIMATE OF ITS PRODUCT COST INFLATION (DEFLATION)
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	(0.1)%	0.8%	0.5%	(0.7)%
EXCLUDING SUPERMARKET FUEL CENTERS	(0.9)%	0.2%	0.2%	(0.6)%
TOTAL SUPERMARKET FUEL CENTERS	412	307

COMPARABLE FOOD STORE SALES

	SECOND QUARTER		KROGER’S ESTIMATE OF ITS PRODUCT COST INFLATION (DEFLATION)
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	0.5%	1.7%	0.5%	(0.7)%
EXCLUDING SUPERMARKET FUEL CENTERS	(0.4)%	0.9%	0.2%	(0.6)%
TOTAL SUPERMARKET FUEL CENTERS	412	307

Supplemental Financial Information

(in millions)

Table 6. NET OPERATING WORKING CAPITAL

	SECOND QUARTER
	2003	2002	CHANGE
CURRENT ASSETS	$5,286.4	$5,056.1

SUBTRACT:
CURRENT LIABILITIES	(5,467.6)	(5,778.5)

GAAP WORKING CAPITAL	(181.2)	(722.4)	541.2

ADDBACK:
LIFO RESERVE	$312.1	$352.0

CURRENT PORTION OF LONG-TERM DEBT, INCLUDING CAPITAL LEASES	71.5	436.9

NET CURRENT ACCRUED AND DEFERRED INCOME TAX LIABILITIES	247.7	146.6

SUBTRACT:
PROPERTY HELD FOR SALE	(41.4)	(11.7)

PREFUNDED EMPLOYEE BENEFITS	(0.3)	(0.2)

EITF 02-16 COMPARATIVE ADJUSTMENT (a)	—	(27.6)

TEMPORARY CASH INVESTMENTS (b)	(271.0)	—

NET OPERATING WORKING CAPITAL	$137.4	$173.6	(36.2)

(a)	EITF Issue No. 02-16 was adopted in the fourth quarter of 2002. The effect of this adoption on Kroger’s FIFO inventory balances is adjusted for comparative purposes.
(b)	Cash balances in the second quarter of 2003 were unusually high due to an increase in temporarily invested cash.

Table 7. NET TOTAL DEBT

	SECOND QUARTER
	2003	2002
LONG-TERM DEBT, INCLUDING CAPITAL LEASES AND CURRENT PORTION THEREOF	$8,169.9	$8,350.1

SUBTRACT:

ADJUSTMENT TO REFLECT FAIR VALUE INTEREST RATE HEDGES	(93.9)	(65.5)

INVESTMENTS IN DEBT SECURITIES	(66.6)	(67.0)

PREFUNDED EMPLOYEE BENEFITS	(0.3)	(0.2)

NET TOTAL DEBT	$8,009.1	$8,217.4